Exhibit 99.1

NEWS RELEASE

HECLA RELEASES 2021 SUSTAINABILITY REPORT

Highlights Include Zero Net Carbon Emissions & Surpassing Energy Intensity Reduction Goals

FOR IMMEDIATE RELEASE

May 24, 2022

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today released its 2021 Sustainability Report, highlighting the Company’s environmental, social and governance (ESG) performance and 2022 sustainability targets. The theme of this year’s report is “Building Strong Communities Through Responsible Mining.”

“Throughout our more than 130 years in operation, Hecla’s focus has been on responsible mining practices, safety, and building strong communities where our mines operate,” said Hecla President and Chief Executive Officer Phillips S. Baker, Jr. “We reduced our GHG scope 1 and 2 emissions by 44% over 2019 baseline levels and achieved net zero on scope 1 & 2 emissions in 2021. Our commitment to transparent reporting and sustainability will continue as the United States’ largest miner of silver, a metal that is a key part in decarbonizing our energy sources.”

HIGHLIGHTS OF 2021 SUSTAINABILITY REPORT

•	Climate Change: Achieved net zero on Scope 1 and Scope 2 carbon emissions and reduced emissions by 44% from 2019 baseline levels.
•	Total Energy Intensity: Continued to reduce energy intensity, exceeding multi-year 5% energy intensity reduction goal.
•	Renewable Energy: 99% of electricity used at Hecla’s mines was line power with 70% generated by renewable hydropower.
•	Health and Safety: All-Injury Frequency Rate of 1.45, a 76% reduction since 2012 and 40% lower than the U.S. national average.
•	Community Investment: Total economic impact of more than $700 million in the communities where Hecla operates.
•	Stakeholder Engagement: Conducted first third-party assessment of ESG priority topics.

REPORTING FRAMEWORKS

For the first time, Hecla prepared the Sustainability Report with reference to the Global Reporting Initiative (GRI) Standards. For the fourth year, the Company benchmarked its performance against the Sustainability Accounting Standards Board (SASB) Metals and Mining standards. This is also the second year for the Company to report against relevant aspects of the Task Force on Climate-Related Financial Disclosures (TCFD) as well as against Mining Association of Canada’s Towards Sustainable Mining (TSM) framework, for its Casa Berardi mine in Quebec, Canada.

The full 2021 Sustainability Report, along with the ESG data tables and GRI, SASB, TCFD, and TSM content indices, can be accessed on Hecla’s website here Hecla-2021-Sustainability-Report.pdf.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is the largest silver producer in the United States. In addition to operating mines in Alaska, Idaho and Quebec, Canada, the Company owns a number of exploration properties projects in world-class silver and gold mining districts throughout North America.

For further information, please contact:

Anvita M. Patil

Vice President - Investor Relations and Treasurer

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla-mining.com

Website: www.hecla.com

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com